Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement shall serve to amend Exhibit C to the employment agreement entered into by and between Richard Johnson and Impac Funding Corporation dated April 1, 2003, (the “Agreement”).

The parties hereto hereby agree to amend the Agreement by replacing Exhibit C with Exhibit C2 attached hereto. This replacement shall be effective as to any payment that became due on or after May 25, 2004.

Employee:

/s/ Richard Johnson	Date: 9-9-04
Richard Johnson

Impac Funding Corporation

By	/s/ Ron Morrison	Date: 9-9-04
Ron Morrison
Its	Executive Vice President

EXHIBIT C2

INCENTIVE COMPENSATION

Excess Income: Excess Income equals the greater of zero or Net Income minus the product of ((the Ten Year U.S. Treasury Rate plus 200 basis points) x (Average Net Worth divided by 4)).

Net Income: The definition for “Net Income” is at any date of determination, the net income of IMH determined in accordance with then current tax law before the total Incentive Compensation paid to Joseph R. Tomkinson, William Ashmore; and Richard Johnson (collectively, the “Executives”) pursuant to their respective employment agreements, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. Upon filing IMH’s actual tax return, any variance from prior period estimates, shall be an adjustment to the then current period Incentive Compensation calculation.

Average Net Worth: The definition of “Average Net Worth” for any quarter is IMH’s accumulated net worth of $514,795,766 at December 31, 2002 plus subsequent to December 31, 2002, the weighted average daily sum of the gross proceeds from any sale of IMH’s equity securities, before deducting any underwriting discounts and commissions and other expenses; plus the average balance quarter-to-date on IMH’s General Ledger of the retained earnings for the quarter (general ledger account number 317500); less the weighted average daily sum of the gross proceeds used to repurchase IMH’s stock; less the average balance quarter-to-date on IMH’s General Ledger of the cumulative dividends declared (general ledger account number 317510); plus an amount equal to Prior Period Losses. Prior Period Losses equal the lower of (a) zero, or (b) the sum of any losses incurred by IMH after December 31, 2003 and prior to the quarter of the determination of Incentive Compensation less any Net Income for the quarters subsequent to the quarter of the loss plus any losses incurred for quarters subsequent to the quarter of the loss.

Ten Year U.S. Treasury Rate: The definition for “Ten Year U.S. Treasury Rate” for a quarterly period is the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields published by any Federal, Reserve Bank or by any U.S. Government department or agency selected by Employer for such week. In the event that Employer determines in good faith that for any reason Employer cannot determine the ten Year U.S. Treasury Rate for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with the final maturity date not less than eight nor more than twelve years from the date of each such quotation, for each business day in New York City (or less frequently if daily quotations shall not be generally available) in each such quarterly period as chosen by at least three recognized dealers in U.S. Government securities selected by Employer.

NEW DEFINITIONS

Net Income: The definition for “Net Income” is at any date of determination, the net income of IMH determined in accordance with then current tax law after the deduction of dividends, whether declared or paid on any of IMH’s preferred stock equity during the period; however, before the total Incentive Compensation paid to Joseph R. Tomkinson, William Ashmore; and Richard Johnson (collectively, the “Executives”) pursuant to their respective employment agreements, the deduction for dividends paid on IMH’s common stock equity and any net operating loss deductions arising from losses in prior periods. Upon filing IMH’s actual tax return, any variance from prior period estimates, shall be an adjustment to the then current period Incentive Compensation calculation.

Average Net Worth: The definition of “Average Net Worth” for any quarter is IMH’s accumulated net worth of $514,795,766 at December 31, 2002 plus subsequent to December 31, 2002, the weighted average daily sum of the gross proceeds from any sale of 1IMH’s common stock equity, before deducting any underwriting discounts and commissions and other expenses; plus the average balance quarter-to-date on IMH’s General Ledger of the retained earnings for the quarter (general ledger account number 317500); less the weighted average daily sum of the gross proceeds used to repurchase IMH’s stock; less the average balance quarter-to-date on IMH’s General Ledger of the cumulative dividends declared on both IMH’s common and preferred stock equity (general ledger account numbers 317510 & 317550); plus an amount equal to Prior Period Losses. Prior Period Losses equal the lower of (a) zero, or (b) the sum of any losses incurred by IMH after December 31, 2003 and prior to the quarter of the determination of Incentive Compensation less any Net Income for the quarters subsequent to the quarter of the loss plus any losses incurred for quarters subsequent to the quarter of the loss.